EX99_N

NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

COMBINATION ENHANCED DEATH BENEFIT OPTION III

GUARANTEED MINIMUM DEATH BENEFIT (“GMDB”) OPTION

General Information Regarding this Option

This option is made part of the Contract to which it is attached and is effective on the Option Effective Date stated in the Option Specifications Page. This option is only available at the time of application. To the extent any provisions contained in this option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this option will control the Contract accordingly. Terms not defined in this option have the meaning given to them in the Contract.

On the Option Effective Date, the Annuitant must be no older than the Maximum Annuitant Age shown on the Option Specifications Page, and the Contingent Annuitant, if applicable, must be no older than the Maximum Contingent Annuitant Age shown on the Option Specifications Page. The benefits described in this option will cease upon termination of the Contract or Annuitization.

If elected, the Spousal Protection option is also available in conjunction with this option provided that both the Annuitant and Co-Annuitant are no older than the Maximum Annuitant Age and Maximum Co-Annuitant Age shown on the Option Specifications Page on the Option Effective Date. If a Co-Annuitant is added at any time after the Option Effective Date, the Co-Annuitant must be no older than the Maximum Co-Annuitant Age shown on the Option Specifications Page at the time of addition.

The Death Benefit described in this option is only payable after the death of the Annuitant.

This option is irrevocable. However, because the purpose of this option is to provide a guaranteed minimum death benefit to the Contract Owner, the option will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in item 3 of the “Termination” section of this option.

Definitions

The following definition is added to the Contract:

Interest Anniversary Rate – the compound interest rate used in the calculation of the interest anniversary value. The Interest Anniversary Rate is stated in the Option Specifications Page.

Reports

Before Annuitization, the annual report provided for in the Contract will include the value of this guaranteed minimum death benefit option on the latest Contract Anniversary.

Additional Charge

When this option is elected, Nationwide deducts an additional charge at an annual rate of 0.65% of the daily net asset value of the Variable Account. This charge will cease upon Annuitization or if the Contract is terminated and will not increase as long as the Contract remains in-force.

Enhanced Death Benefit

Subject to the “Enhanced Death Benefit Adjustments and Limitations” subsection of this option, the dollar amount of the Death Benefit is equal to the greatest of:

(1)	the Contract Value;

(2)	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

(3)	the greatest Contract Anniversary value before the applicable deceased Annuitant’s 81st birthday. The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender; or

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(4)	the interest anniversary value.

Enhanced Death Benefit Adjustments and Limitations

Calculation of the enhanced Death Benefit is subject to the following adjustments and limitations:

(1)	The interest anniversary value described in the preceding item (4) is determined as follows:

a)	Purchase Payments accumulated at the Interest Anniversary Rate, subject to the adjustments and limitations described in item c, until the most recent Contract Anniversary, if the applicable Annuitant dies before their 81st birthday; or

b)	Purchase Payments accumulated at the Interest Anniversary Rate, subject to the adjustments and limitations described in item c, until the Contract Anniversary prior to the applicable Annuitant’s 81st birthday, if the applicable Annuitant dies after their 81st birthday; subject to,

c)	The following adjustments and/or limitations:

i.	Surrenders: The adjustment for amounts Surrendered will reduce the Death Benefit value as of the most recent Contract Anniversary prior to each partial Surrender in the same proportion that the Contract Value was reduced on the date of each partial Surrender. This adjusted value is then accumulated at the Interest Anniversary Rate, subject to the Fixed Account allocation limitation described in item c.iii, to determine the Death Benefit. For example, a Surrender reducing the Contract Value by 25% will reduce the Death Benefit as of the most recent Contract Anniversary by 25%.
ii.	Purchase Payment limitation: The total accumulated amount for purposes of the interest anniversary value, adjusted for partial Surrenders, will not exceed 200% of Purchase Payments adjusted for amounts Surrendered.

iii.	Fixed Account allocation limitation: For purposes of calculating the interest anniversary value, Purchase Payments will not accumulate at the Interest Anniversary Rate (0% will accrue) on any Contract Anniversary on which the value of the Fixed Account is greater than 30% of the Contract Value due to any action, or combination of actions, taken by the Contract Owner, e.g. allocation of Purchase Payments and/or Surrenders, and/or transfers among the available investment options.

To determine whether the 30% Fixed Account value limit is satisfied:

•	Nationwide will record any Contract Owner action that increases the Fixed Account value above 30% of the Contract Value and Purchase Payments will not accumulate at the Interest Anniversary Rate (0% will accrue) on subsequent Contract Anniversaries until the Fixed Account value is less than or equal to 30% of the Contract Value on a subsequent Contract Anniversary.

•	The Contract Value and Fixed Account value used in the determination are the Contract Anniversary values after investment experience and interest have been credited, but before any Contract Owner Actions are processed.

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(2)	The Death Benefit described herein is adjusted in cases where a Contract has more than $3,000,000 in cumulative Purchase Payments. The adjustment is calculated using the following formula:

A × F + B × (1 - F)

Where:

A =	The greatest of:

(1)	the Contract Value;

(2)	total Purchase Payments made to the Contract reduced by any Surrender in the proportion that such Surrender reduced the Contract Value on the date of Surrender;

(3)	the greatest Contract Anniversary value before the deceased Annuitant’s 81st birthday. The Contract Anniversary value is equal to the Contract Value on a Contract Anniversary plus any Purchase Payments since that Contract Anniversary and reduced by any Surrenders since that Contract Anniversary in the same proportion that each such Surrender reduced the Contract Value on the date of Surrender; or

(4)	the interest anniversary value. The interest anniversary value is adjusted and limited in the same manner as described in the “Enhanced Death Benefit” section of this document.

B =	The Contract Value.

F =	The ratio of $3,000,000 to sum of all Purchase Payments.

Executed for Nationwide by:

Termination

This option ends upon the earliest of:

(1)	a full Surrender of the Contract,

(2)	Annuitization of the Contract; or

(3)	if the Contract Owner is changed or the Contract is assigned, this option will terminate, except in the following circumstances:

(a)	the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to the Contract Owner’s spouse during the Contract Owner’s lifetime, a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime, etc.);

(b)	ownership of an IRA or Roth IRA is being changed from one custodian to another, from the determining life to a custodian, or from a custodian to the determining life;

(c)	the assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e. the option may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

(4)	the Contract Value being reduced to zero.

If this option terminates for any reason, the additional charge will also terminate.

Secretary	President

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COMBINATION ENHANCED DEATH BENEFIT III

OPTION SPECIFICATIONS PAGE

Option Effective Date:	[XX/XX/XXXX]

Option Charge:	0.65%

Interest Anniversary Rate:	[5.00%]

Maximum Annuitant Age:	[70]

Maximum Co-Annuitant Age:	[70]

Maximum Contingent Annuitant Age:	[70]

Purchase Payment Limits

Total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Contract Owner, Joint Owner, Annuitant, Co-Annuitant, Determining Life, and/or Joint Determining Life may not exceed $1,000,000 unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000. Any excess amount not accepted will be returned to the Contract Owner.

Fixed Account Allocation Limit

Purchase Payments will not accumulate at the Interest Anniversary Rate (0% will accrue) on any Contract Anniversary on which the value of the Fixed Account is greater than 30% of the Contract Value due to any action or combination of actions, taken by the Contract Owner.

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